THE MERGER FUND
 THE MERGER FUND VL
WESTCHESTER CAPITAL FUNDS

Code of Ethics
 For Principal Executive Officer & Principal Financial Officer

The Merger Fund, The Merger Fund VL and Westchester Capital Funds (each a “Trust” and together, the “Trusts”) require their Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trusts, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Trusts.  The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1.                    HONEST AND ETHICAL CONDUCT

The Principal Officers shall act with honesty and integrity and seek to avoid actual or apparent conflicts of interest in personal and professional relationships whenever possible and practical.  The principal officers shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of a Trust to the Audit Committee, the full Board of Trustees of the Trusts, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

2.                    FINANCIAL RECORDS AND REPORTING

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by a Trust, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not inappropriately use confidential information acquired in the course of their duties as Principal Officers.

3.                    OVERSIGHT

The Principal Officers shall share knowledge and maintain skills important and relevant to the Trusts’ needs; shall proactively promote ethical behavior of the Trusts’ employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trusts.

The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Trusts with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

4.                    COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Trustees of the Trusts and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trusts.

5.                    AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by prior approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.

Adopted by the Board of Trustees on April 16, 2003, as amended July 30, 2013.